SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2004

Insignia Solutions plc

(Exact name of Registrant as specified in its charter)

England and Wales	0-27012	Not Applicable

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

41300 CHRISTY STREET FREMONT, CALIFORNIA 94538 UNITED STATES OF AMERICA	THE MERCURY CENTRE, WYCOMBE LANE WOOBURN GREEN HIGH WYCOMBE, BUCKS HP10 0HH UNITED KINGDOM
(Address of principal executive offices) (Zip code)

(510) 360-3700
(44) 1628-539500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities
Item 1.01 Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.87
EXHIBIT 10.88
EXHIBIT 10.89

Item 3.02. Unregistered Sales of Equity Securities

On August 4, 2004, Insignia Solutions, plc. (the “Company”) received a letter from the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it was not in compliance with Marketplace Rule 4310(c)(2)(B) (the “Rule”), which requires that the Company have at least (i) $2,500,000 in stockholders’ equity, (ii) $35,000,000 in market value of listed securities or (iii) $500,000 in net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

On October 18, 2004, the Company announced that it had closed two equity financing transactions in which it raised over $2.3 million, net of transaction costs. The Company closed a private placement financing with certain institutional and other accredited investors pursuant to which it issued and sold 3,208,499 newly issued American Depository Shares (ADSs) and warrants to purchase 802,127 ADSs, for a total purchase price of approximately $1.540 million, or $1.366 million net of transaction costs. The shares were priced at $0.48 per share, and the warrants had an exercise price of $1.06 per share. The warrants may be exercised any time after the date that is six months after the closing of the private placement until the earlier of April 18, 2010 or a change of control of the Company. Nash Fitzwilliams Ltd. served as the private placement agent in the private placement. The Company issued warrants to purchase an aggregate of 204,597 ADSs to the two principals of Nash Fitzwilliams and paid Nash Fitzwilliams a cash fee of $119,008 as placement agent. The warrants issued to the Nash Fitzwilliams’ principals have the same exercise price and terms as the warrants issued to the investors in the private placement. The securities sold in the private placement to investors resident in the United States were sold pursuant to an exemption from registration under Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). The securities sold in the private placement to investors resident in the United Kingdom were sold pursuant to an exemption from registration under Regulation S of the Securities Act. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-3 with the Securities and Exchange Commission within 30 days after closing for the purpose of registering the resale of the shares, and the shares underlying the warrants, issued in the private placement.

Item 1.01 Entry into a Material Definitive Agreement

Additionally, pursuant to a letter dated October 7, 2004 and delivered under a previously executed securities subscription agreement with Fusion Capital Fund II, LLC, a Chicago-based institutional investor (“Fusion Capital”), the Company sold to Fusion Capital on October 18, 2004 2,500,000 shares of newly issued ADSs at a purchase price of $0.40 per share (which quantity and price the parties agreed to under a modification of the agreement), resulting in proceeds of approximately $1.0 million, net of transaction costs. To date, Insignia has sold $3.152 million of the Company’s ADSs (out of a total potential issuance of $6 million under the securities subscription agreement) to Fusion Capital. Fusion Capital will be able to resell the shares it purchased under the Company’s currently effective S-1 registration statement.

The Company’s management believes that, as of the date of this report and as a result of these two financings, its stockholders’ equity has been increased above the $2,500,000 minimum requirement. Accordingly management believes that the Company has regained compliance with the Rule. The Company has been further informed by letter dated September 30, 2004 that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement, and, if at the time of the Company’s next periodic report the Company does not evidence compliance, that it may be subject to delisting.

Item 9.01. Financial Statements and Exhibits

     (c) Exhibits.

10.87	American Depositary Shares Purchase Agreement between the Registrant and the Purchasers, as defined therein, dated October 18, 2004 (the “October 2004 ADS Purchase Agreement”).
10.88	Form of Warrant issued to Purchasers, as defined in the October 2004 ADS Purchase Agreement.
10.89	Registration Rights Agreement between the Registrant and the Purchasers, as defined in the October 2004 ADS Purchase Agreement, dated October 18, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Insignia Solutions plc (Registrant)
Date: October 18, 2004	By:	/s/ Mark McMillan
Mark McMillan
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description
10.87	American Depositary Shares Purchase Agreement between the Registrant and the Purchasers, as defined therein, dated October 18, 2004 (the “October 2004 ADS Purchase Agreement”).
10.88	Form of Warrant issued to Purchasers, as defined in the October 2004 ADS Purchase Agreement.
10.89	Registration Rights Agreement between the Registrant and the Purchasers, as defined in the October 2004 ADS Purchase Agreement, dated October 18, 2004.